Exhibit 10.24

Procurement Framework Agreement

Agreement No.:

This Procurement Framework Agreement (the “Agreement”) is entered into by and between the following parties on November 9, 2023 and shall remain effective for a term of 5 years:

The Buyer:

D&J Garment (Ganzhou) Co., Ltd

No. 4 Standard Factory Building

Tianmeng Industrial Park, Zhishan Road

Shangou Industrial Park, Gongjiang Town

Yudu County, Ganzhou, Jiangxi Province

The Supplier:

Suzhou Xinjing Garment Technology Co., Ltd

Room 807, Building 1

Jinbaisheng Home Textile Plaza

Shengze Town, Wujiang District

Suzhou, Jiangsu Province

Under the principle of equality and free will, the buyer and the supplier. through amicable negotiations, hereby reach the following mutually agreed covenants to be duly observed:

I. Quality Requirements and Technical Standards for Commissioned Production

1.	The buyer shall specify the style, quantity, delivery schedule, craftsmanship requirements, and quality standards for garments commissioned to the supplier. Any mid-production modifications require the buyer’s written notice.

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2.	The supplier must inspect and verify all technical documents, physical samples, and templates provided by the buyer prior to production commencement. Any discrepancies shall be immediately reported to the buyer. Failure to do so resulting in quality defects, delivery delays. or economic losses shall be borne by the supplier.

II Confidentiality Clause

1.	The supplier shall maintain strict confidentiality regarding the buyer’s garment designs, logos, patterns, technical documents, and other proprietary information, and shall not disclose such materials to any third party.

2.	The supplier is prohibited from using the buyer’s materials to manufacture or sell products outside the buyer’s orders.

3.	The supplier shall not retain any samples or technical materials without the buyer’s prior written authorization.

4.	The confidentiality obligation shall remain effective from the date the supplier receives the confidential information until such information becomes publicly accessible.

5.	Breach of confidentiality by the supplier shall entitle the buyer to claim liquidated damages of HK$100,000 each SKU, regardless of actual loss. Should such damages prove insufficient to cover the buyer’s losses (including but not limited to legal fees, litigation costs, preservation expenses and travel costs), the buyer reserves the right to seek further compensation.

III. Packaging and Delivery

1.	The supplier shall strictly adhere to the buyer’s specifications for internal and external packaging and shipping.

2.	Delivery shall be made at the time and location designated by the buyer.

IV. Payment Terms

1.	Payment shall be settled 60 days after delivery of bulk production.

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V. Default and Liability

1.	The supplier shall deliver goods meeting quality/quantity standards by the agreed deadline. Failure to deliver attributable to the supplier shall result in compensation per the buyer’s claim.

2.	If The supplier conceals raw material defects or uses non-compliant materials affecting product quality, the buyer may demand remedies including re-production, price reduction, compensation, or order cancellation.

3.	The supplier shall strictly comply with contractual quality standards. Products rejected due to non-compliance shall incur all losses borne by the supplier.

4.	Products failing the buyer’s inspection shall be reworked unconditionally per the buyer’s requirements. Irreparable defects caused by the supplier’s processing that prevent qualification as first-grade goods shall entitle the buyer to withhold payment for such goods; losses therefrom shall be borne solely by the supplier.

5.	The supplier shall bear all costs arising from delayed shipments.

6.	Breach of confidentiality shall entitle the buyer to demand return of the relevant materials and seek compensation according to the actual situation.

7.	The supplier shall not directly contact the buyer’s customers through any means. Violation entitles the buyer to terminate the Agreement and pursue legal liability for losses incurred.

VI. Dispute Resolution

In case of any dispute arising during the performance of the Agreement, the parties shall first resolve it through negotiation. If negotiation fails, both parties agree to submit the dispute to the people’s court with jurisdiction at the buyer’s domicile.

VII. Miscellaneous

The Agreement is executed in duplicate, with each party holding one original copy of equal legal effect. The Agreement shall become effective upon signature or seal by both parties. Matters not covered herein shall be resolved through supplementary agreements mutually executed by both parties, which shall constitute an integral part hereof.

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Buyer (Signature/Seal):

Supplier (Signature/Seal):

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